Exhibit 99.1

FOR IMMEDIATE RELEASE

QUAINT OAK BANCORP, INC. ANNOUNCES FOURTH QUARTER AND YEAR-END EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the “Company”) (OTCQB: QNTO), the holding company for Quaint Oak Bank (the “Bank”), announced today that net income for the quarter ended December 31, 2019 was $597,000, or $0.30 per basic and $0.29 per diluted share, compared to $523,000, or $0.27 per basic and $0.26 per diluted share for the same period in 2018.  Net income for the year ended December 31, 2019 was $2.5 million, or $1.27 per basic and $1.24 per diluted share, compared to $2.0 million, or $1.04 per basic and $1.01 per diluted share for the same period in 2018.

Robert T. Strong, President and Chief Executive Officer stated, “I am pleased to report that net income for the 2019 year approached $2.5 million.  This is an approximate 25% increase over the same period of one year ago ending December 31, 2018.  I am additionally pleased to report that our assets finished the 2019 year at just over $300 million.  This asset growth of 11.5% was driven by an increase in loans receivable, net of allowance for loan losses at year-end of 13.7% over the same period of 2018.”

Mr. Strong added, “The Bank’s credit quality continued to see improved performance at December 31, 2019, with our nonperforming loans as a percent of total loans receivable, net at 0.15% and our Texas Ratio at 8.01%.”

Mr. Strong continued, “This growth and performance provides us the flexibility to invest in our future expansion with the opening of a Philadelphia regional office location.  The office to be located at 117 Spring Garden Street in Philadelphia’s Northern Liberties neighborhood is on schedule to open on or before March 2nd of this year.”

Mr. Strong commented, “The Company has repurchased an additional 27,297 shares during the year ended December 31, 2019.  We have repurchased 39% of the original shares issued in our initial public offering.  Stockholders’ equity has increased by $2.1 million or 8.7% year over year.  During 2019 we increased the dividend rate by 28.6% to $.09 cents per share.  Finally, and very importantly, basic per share earnings for 2019 came in at $1.27 per share.  As always, in conjunction with having maintained a strong repurchase plan, our current and continued business strategy includes long-term profitability and payment of dividends reflecting our strong commitment to shareholder value.”

Net income amounted to $597,000 for the three months ended December 31, 2019, an increase of $74,000, or 14.1%, compared to net income of $523,000 for three months ended December 31, 2018.  The increase in net income on a comparative quarterly basis was primarily the result of an increase in net interest income of $125,000, a decrease in the provision for loan losses of $82,000, an increase in non-interest income of $56,000, and a decrease in the provision for income taxes of $47,000, partially offset by an increase in non-interest expense of $236,000.

The $125,000, or 5.8%, increase in net interest income for the three months ended December 31, 2019 over the comparable period in 2018 was driven by a $516,000, or 16.2%, increase in interest income, partially offset by a $391,000, or 38.2%, increase in interest expense.  The increase in interest income was primarily due to a $35.4 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $221.4 million for the three months ended December 31, 2018 to an average balance of $256.8 million for the three months ended December 31, 2019, and had the effect of increasing interest income $486,000.

The increase in interest expense was primarily attributable to a $17.9 million increase in average certificate of deposit accounts which increased from an average balance of $162.3 million for the three months ended December 31, 2018 to an average balance of $180.2 million for the three months ended December 31, 2019, and had the effect of increasing interest expense $91,000.  Also contributing to this increase was a 29 basis point increase in rate on average certificate of deposit accounts, which increased from 2.03% for the three months ended December 31, 2018 to 2.32% for the three months ended December 31, 2019, and had the effect of increasing interest expense by $130,000.  The increase in interest expense was also due to the $7.4 million increase in average subordinated debt which increased from an average balance of $426,000 for the three months ended December 31, 2018 to an average balance of $7.9 million for the three months ended December 31, 2019, and had the effect of increasing interest expense $126,000.  Also contributing to this increase was a $10.3 million increase in average Federal Home Loan Bank long-term borrowings, which increased from an average balance of $15.0 million for the three months at December 31, 2018 to an average balance of $25.3 million for the three months ended December 31, 2019, and had the effect of increasing interest expense $56,000. The average interest rate spread decreased from 3.26% for the three months ended December 31, 2018 to 2.88% for the three months ended December 31, 2019 while the net interest margin decreased from 3.50% for the three months ended December 31, 2018 to 3.16% for the three months ended December 31, 2019.

The $82,000, or 122.4%, decrease in the provision for loan losses for the three months ended December 31, 2019 over the three months ended December 31, 2018 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, prior loan loss experience and amount of non-performing loans at December 31, 2019.

The $56,000, or 5.8%, increase in non-interest income for the three months ended December 31, 2019 over the comparable period in 2018 was primarily attributable to a $177,000, or 32.7%, increase in net gain on loans held for sale, a $107,000, or 47.3%, increase in mortgage banking and title abstract fees, and a $27,000 increase in gain on the sales of SBA loans.  These increases were partially offset by a $221,000 write-down on one other real estate owned property, and a $35,000, or 23.8%, decrease in insurance commissions.

The $236,000, or 10.2%, increase in non-interest expense for the three months ended December 31, 2019 compared to the same period in 2018 was primarily attributable to a $225,000, or 14.5%, increase in salaries and employee benefits expense, a $60,000, or 81.1%, increase in professional fees, a $56,000, or 50.5%, increase in data processing expense, a $33,000, or 14.3%, increase in other expenses, and a $22,000, or 14.2%, increase in occupancy and equipment expense.  These increases were partially offset by a $73,000, or 130.4%, decrease in advertising expense, a $71,000, or 154.3%, decrease in FDIC deposit insurance expense, and an $11,000, or 110.0%, decrease in other real estate owned expense.  The decrease in FDIC deposit insurance assessment was due to an FDIC Small Bank Assessment credit which was applied to and reduced the quarterly 2019 assessment to zero.

The provision for income tax decreased $47,000, or 20.9%, from $225,000 for the three months ended December 31, 2018 to $178,000 for the three months ended December 31, 2019 due primarily to an increase in state taxes at the Bank’s subsidiary companies in the fourth quarter of 2018.  The decrease in the effective tax from 30.1% for the three months ended December 31, 2018 to 23.0% for the three months ended December 31, 2019 was primarily due to the increase in state taxes at the Bank’s subsidiary companies in the fourth quarter of 2018.

For the year ended December 31, 2019, net income increased $473,000, or 23.6%, from $2.0 million for the year ended December 31, 2018 to $2.5 million for the year ended December 31, 2019.  The increase in net income was primarily the result of an increase in non-interest income of $1.0 million, an increase in net interest income of $380,000, and a decrease in the provision for loan losses of $112,000, offset by an increase in non-interest expense of $742,000 and an increase in the provision for income taxes of $283,000.

The $380,000, or 4.6%, increase in net interest income for the year ended December 31, 2019 over the comparable period in 2018 was driven by a $2.0 million, or 16.4%, increase in interest income, partially offset by a $1.6 million, or 42.0%, increase in interest expense.  The increase in interest income was primarily due to a $23.5 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $214.7 million for the year ended December 31, 2018 to an average balance of $238.2 million for the year ended December 31, 2019, and had the effect of increasing interest income $1.2 million  Also contributing to this increase was a 16 basis point increase in the yield on average loans receivable, net, including loans held for sale, which increased from 5.37% for the year ended December 31, 2018 to 5.53% for the year ended December 31, 2019, which had the effect of increasing interest income $374,000. The increase in interest income was also due to a $4.7 million increase in investment in interest-earning time deposits which increased from an average balance of $4.9 million for the year ended December 31, 2018 to an average balance of $9.6 million for the year ended December 31, 2019, which had the effect of increasing interest income $88,000.  Also contributing to this increase was a 94 basis point increase in the yield on investment in interest-earning time deposits which increased from 1.85% for the year ended December 31, 2018 to 2.79% for the year ended December 31, 2019, which had the effect of increasing interest income $90,000.  The increase in interest income was also due to a $1.1 million increase in average cash and cash equivalents due from banks, interest bearing, which increased from an average balance of $15.2 million for the year ended December 31, 2018 to an average balance of $16.3 million for the year ended December 31, 2019, and had the effect of increasing interest income $21,000.  Also contributing to this increase was a 42 basis point increase in the yield on average cash and cash equivalents due from banks, interest bearing, which increased from 1.82% for the year ended December 31, 2018 to 2.24% for the year ended December 31, 2019, and had the effect of increasing interest income $69,000.  The increase in interest income was also due to a $1.0 million increase in average investment securities available for sale, which increased from an average balance of $7.4 million for the year ended December 31, 2018 to an average balance of $8.3 million for the year ended December 31, 2019, and had the effect of increasing interest income $20,000.  Also contributing to this increase was a 70 basis point increase in the yield on average investment securities available for sale, which increased from 2.04% for the year ended December 31, 2018 to 2.74% for the year ended December 31, 2019, and had the effect of increasing interest income $58,000.

The increase in interest expense was primarily attributable to a $20.3 million increase in average certificate of deposit accounts which increased from an average balance of $156.7 million for the year ended December 31, 2018 to an average balance of $177.0 million for the year ended December 31, 2019, and had the effect of increasing interest expense $392,000.  Also contributing to this increase was a 37 basis point increase in rate on average certificate of deposit accounts, which increased from 1.93% for the year ended December 31, 2018 to 2.30% for the year ended December 31, 2019, and had the effect of increasing interest expense by $650,000.  The increase in interest expense was also due to the $7.7 million increase in average subordinated debt which increased from an average balance of $107,000 for the year ended December 31, 2018 to an average balance of $7.8 million for the year ended December 31, 2019 and had the effect of increasing interest expense $521,000.  The average interest rate spread decreased from 3.21% for the year ended December 31, 2018 to 2.92% for the year ended December 31, 2019 while the net interest margin decreased from 3.41% for the year ended December 31, 2018 to 3.11% for the year ended December 31, 2019.

   As was the case for the quarter, the $112,000, or 27.0%, decrease in the provision for loan losses for the year ended December 31, 2019 over the year ended December 31, 2018 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, prior loan loss experience and amount of non-performing loans at December 31, 2019.

The $1.0 million, or 25.5%, increase in non-interest income for the year ended December 31, 2019 over the comparable period in 2018 was primarily attributable to an $894,000, or 42.2%, increase in net gain on loans held for sale, a $326,000, or 39.5%, increase in mortgage banking and title abstract fees, and a $160,000, or 152.4%, increase in gain on the sales of SBA loans. These increases were partially offset by a $284,000, or 450.8%, decrease in loss (gain) on sales and write-downs of other real estate owned, and a $63,000, or 48.1%, decrease in other fees and service charges.

The $742,000, or 8.1%, increase in non-interest expense for the year ended December 31, 2019 compared to the same period in 2018 was primarily attributable to a $540,000, or 8.4%, increase in salaries and employee benefits expense, a $126,000, or 17.6%, increase in other expenses, a $110,000, or 27.6%, increase in data processing expense, a $91,000, or 15.1%, increase in occupancy and equipment expenses, and a $51,000, or 14.0%, increase in professional fees.  These increases were partially offset by a $171,000, or 91.9%, decrease in FDIC deposit insurance expense and a $22,000, 10.1%, decrease in advertising expense.   The decrease in FDIC deposit insurance assessment was due to a reduction in the Bank’s assessment multiplier and the FDIC Small Bank Assessment credits applied in 2019.

The provision for income tax increased $283,000, or 42.4%, from $667,000 for the year ended December 31, 2018 to $950,000 for the year ended December 31, 2019 due primarily to an increase in pre-tax income and an increase in our effective tax rate from 25.0% for the year ended December 31, 2018 to 27.7% for the year ended December 31, 2019.  The increase in our effective tax rate was primarily due to a tax deduction taken in 2018 related to the exercise of non-qualified stock options.

The Company’s total assets at December 31, 2019 were $302.5 million, an increase of $31.1 million, or 11.5%, from $271.4 million at December 31, 2018.  This growth in total assets was primarily due to a $29.8 million, or 13.7%, increase in loans receivable, net, a $5.2 million, or 106.5%, increase in investment in interest-earning time deposits, a $3.8 million, or 75.0%, increase in loans held for sale, a $1.7 million, or 162.7%, increase in prepaid expenses and other assets, and a $941,000, or 14.1%, increase in investment securities available for sale.  These increases were partially offset by an $11.5 million, or 44.0%, decrease in cash and cash equivalents.  The largest increases within the loan portfolio occurred in commercial business loans which increased $22.1 million, or 93.7%, commercial real estate loans which increased a $15.5 million, or 14.9%, and construction loans which increased $2.5 million, or 25.3%.  These increases were partially offset by a $7.5 million, or 15.8%, decrease in one-to-four family residential non-owner occupied loans and a $1.7 million, or 7.2%, decrease in multi-family residential loans.

Total deposits increased $15.5 million, or 7.3%, to $227.5 million at December 31, 2019 from $211.9 million at December 31, 2018. This increase in deposits was primarily attributable to increases of $18.2 million, or 11.0%, in certificates of deposit and $602,000, or 53.8%, in savings accounts. These increases were partially offset by decreases of $1.8 million, or 10.1%, in non-interest bearing checking accounts, $1.3 million, or 5.0%, in money market accounts, and $187,000, or 97.4%, in passbook accounts.

   Aggregate FHLB borrowings increased $12.3 million, or 51.1%, from $24.0 million at December 31, 2018 to $36.3 million at December 31, 2019.  Long-term borrowings increased $11.3 million, or 75.1%, from $15.0 million at December 31, 2018 to $26.3 million at December 31, 2019, as a result of a $9.0 million term-out of short-term borrowings at varying maturities and $5.3 million of additional long-term borrowings, partially offset by the repayment of $3.0 million of long-term borrowings that matured in 2019.  Short-term borrowings increased $1.0 million, or 11.1%, from $9.0 million at December 31, 2018 to $10.0 million at December 31, 2019.  During the year end December 31, 2019, $13.0 million of short-term borrowings were used to fund loan demand, $10.0 million in short-term borrowings were termed-out, and $2.0 million were paid-off.

Total stockholders’ equity increased $2.1 million, or 8.7%, to $25.9 million at December 31, 2019 from $23.8 million at December 31, 2018.  Contributing to the increase was net income for the year ended December 31, 2019 of $2.5 million, the reissuance of treasury stock for exercised stock options of $190,000, common stock earned by participants in the employee stock ownership plan of $186,000, amortization of stock awards and options under our stock compensation plans of $173,000, the reissuance of treasury stock under the Bank’s 401(k) Plan of $38,000, and other comprehensive income, net of $22,000.  These increases were partially offset by dividends paid of $676,000 and by the purchase of treasury stock of $339,000.

Non-performing loans amounted to $362,000 or 0.15% of net loans receivable at December 31, 2019, consisting of two loans, one loan is on non-accrual status and one loan is 90 days or more past due and accruing interest. Comparably, non-performing loans amounted to $1.2 million, or 0.54% of net loans receivable at December 31, 2018, consisting of six loans, three of which were on non-accrual status and three of which were 90 days or more past due and accruing interest.  The non-performing loans at December 31, 2019 include one one-to-four family non-owner occupied residential loan and one commercial real estate loan, and both are generally well-collateralized or adequately reserved for.  The allowance for loan losses as a percent of total loans receivable was 0.90% at December 31, 2019 and 2018.

Other real estate owned (OREO) amounted to $1.8 million at December 31, 2019, consisting of four properties that were collateral for a non-performing construction loan.  During the year ended December 31, 2019, the Company made a total of $395,000 in capital improvements to the properties and wrote-down one property $221,000. The balance of OREO totaled $1.7 million at December 31, 2018.  Non-performing assets amounted to $2.2 million, or 0.72% of total assets at December 31, 2019 compared to $2.8 million, or 1.04% of total assets at December 31, 2018.

Quaint Oak Bancorp, Inc. is the parent company for the Quaint Oak Family of Companies.  Quaint Oak Bank, a Pennsylvania-chartered stock savings bank and wholly-owned subsidiary of the Company, headquartered in Southampton, Pennsylvania and the Bank’s subsidiary companies conduct business through two regional offices located in the Delaware Valley and Lehigh Valley markets, a Chalfont, PA and a Philadelphia, PA location.  Quaint Oak Bank’s subsidiary companies include Quaint Oak Abstract, LLC, Quaint Oak Insurance Agency, LLC, Quaint Oak Mortgage, LLC and Quaint Oak Real Estate, LLC.

   Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

QUAINT OAK BANCORP, INC.
Consolidated Balance Sheets
(In Thousands)

	At December 31,	At December 31,
	2019	2018
	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$14,555	$26,012
Investment in interest-earning time deposits	10,172	4,927
Investment securities available for sale at fair value	7,621	6,680
Loans held for sale	8,928	5,103
Loans receivable, net of allowance for loan losses (2019: $2,231; 2018: $1,965)	246,692	216,898
Accrued interest receivable	1,349	1,153
Investment in Federal Home Loan Bank stock, at cost	1,580	1,086
Bank-owned life insurance	3,974	3,894
Premises and equipment, net	2,226	2,058
Goodwill	515	515
Other intangible, net of accumulated amortization	319	368
Other real estate owned, net	1,824	1,650
Prepaid expenses and other assets	2,785	1,060
Total Assets	$302,540	$271,404

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Non-interest bearing	$15,775	$17,542
Interest-bearing	211,683	194,369
Total deposits	227,458	211,911
Federal Home Loan Bank advances	36,271	24,000
Subordinated debt	7,865	7,831
Accrued interest payable	314	221
Advances from borrowers for taxes and insurance	2,780	2,568
Accrued expenses and other liabilities	1,945	1,037
Total Liabilities	276,633	247,568
Stockholders’ Equity	25,907	23,836
Total Liabilities and Stockholders’ Equity	$302,540	$271,404

QUAINT OAK BANCORP, INC.
Consolidated Statements of Income
(In Thousands, except share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
Interest Income	$3,694	$3,178	$14,111	$12,125
Interest Expense	1,415	1,024	5,426	3,820
Net Interest Income	2,279	2,154	8,685	8,305
Provision for Loan Losses	(15)	67	303	415
Net Interest Income after Provision for Loan Losses	2,294	2,087	8,382	7,890
Non-Interest Income	1,020	964	4,953	3,947
Non-Interest Expense	2,539	2,303	9,908	9,166
Income before Income Taxes	775	748	3,427	2,671
Income Taxes	178	225	950	667
Net Income	$597	$523	$2,477	$2,004

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
Per Common Share Data:
Earnings per share – basic	$0.30	$0.27	$1.27	$1.04
Average shares outstanding – basic	1,966,240	1,943,295	1,956,612	1,923,491
Earnings per share – diluted	$0.29	$0.26	$1.24	$1.01
Average shares outstanding - diluted	2,025,200	2,003,347	2,005,438	1,982,998
Book value per share, end of period	$13.05	$12.06	$13.05	$12.06
Shares outstanding, end of period	1,984,857	1,975,947	1,984,857	1,975,947

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
Selected Operating Ratios:
Average yield on interest-earning assets	5.13%	5.16%	5.17%	4.98%
Average rate on interest-bearing liabilities	2.25%	1.90%	2.25%	1.77%
Average interest rate spread	2.88%	3.26%	2.92%	3.21%
Net interest margin	3.16%	3.50%	3.11%	3.41%
Average interest-earning assets to average interest-bearing liabilities	114.42%	114.12%	113.58%	112.68%
Efficiency ratio	76.98%	73.85%	72.65%	74.81%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	0.15%	0.54%	0.15%	0.54%
Non-performing assets as a percent of total assets	0.72%	1.04%	0.72%	1.04%
Allowance for loan losses as a percent of non-performing loans	616.30%	166.81%	616.30%	166.81%
Allowance for loan losses as a percent of total loans receivable	0.90%	0.90%	0.90%	0.90%
Texas Ratio (2)	8.01%	11.35%	8.01%	11.35%

__________________
(1)	Asset quality ratios are end of period ratios.
(2)	Total non-performing assets divided by tangible common equity plus the allowance for loan losses.

Contact
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059

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